Exhibit 10.1
EXECUTION VERSION

MUTUAL TERMINATION AGREEMENT
MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of November 18, 2024, by and between HomeStreet, Inc., a Washington corporation (“HMST”), FirstSun Capital Bancorp, a Delaware corporation (“FSUN”) and Dynamis Subsidiary, Inc., a Washington corporation and wholly owned subsidiary of FSUN (“Merger Sub”, collectively with HMST and FSUN, the “Parties” and each a “Party”).
W I T N E S S E T H:
WHEREAS, HMST, FSUN and Merger Sub have entered into that certain Agreement and Plan of Merger, dated as of January 16, 2024 (as amended on April 30, 2024, the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement;
WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of each Party;
WHEREAS, HMST and FSUN have entered into that certain confidentiality agreement, dated November 2, 2023 (as amended, the “Confidentiality Agreement”); and
WHEREAS, the Boards of Directors of HMST, FSUN and Merger Sub have determined that it is in the best interests of their respective companies and their respective shareholders to terminate the Merger Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
1.The Parties mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to and in accordance with Section 8.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable law.
2.The Parties each agree that the Merger Agreement is hereby and forthwith void and without effect, and notwithstanding anything in the Merger Agreement (including Section 8.2 of the Merger Agreement) to the contrary, subject to Section 9 hereof, none of HMST, FSUN or Merger Sub, any of their respective affiliates (as such term is defined in the Merger Agreement), or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under the Merger Agreement, that certain Side Letter Agreement Pertaining to Pre-Merger Conversion and Integration Expenses dated June 7, 2024, or in connection with the transactions contemplated by the Merger Agreement or the termination thereof, except that Section 6.2(b) of the Merger Agreement and the Confidentiality Agreement shall survive such termination of the Merger Agreement.
3.Each Party, on behalf of itself and its affiliates (as such term is defined in the Merger Agreement), officers, directors, employees, shareholders, representatives and agents (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its affiliates (as such term is defined in the Merger Agreement), officers, directors, employees, shareholders, representatives and agents (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, claims, and demands, of every kind and nature whatsoever (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Merger Agreement, except for any Claims that may arise in the future out of (a) this Agreement, (b) Section 6.2(b) of the Merger Agreement or (c) the Confidentiality Agreement.
4.Each of HMST and FSUN will file a Form 8-K with the Securities and Exchange Commission disclosing the termination of the Merger Agreement pursuant to this Agreement consistent with the form set forth on Annex A. Each Party agrees to file the 8-K prior to 9:00 a.m., New York City time, on November 19, 2024. Thereafter, neither Party nor any of their Subsidiaries shall make any public statements regarding the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, except for statements that are consistent with those set forth in such 8-K or as required by applicable law.
5.Other than as HMST or FSUN may determine is factually accurate and, based on advice of counsel, necessary, to (a) respond to any legal or regulatory process or proceeding or (b) provide testimony or file any documents in any legal or regulatory proceeding, each of HMST and FSUN, on behalf of itself and its Subsidiaries, officers and directors, agrees that for a period of five (5) years from and after the date of this Agreement, it will not, and will not authorize, induce or encourage any other person to, directly or indirectly, make any public or private statements or other communications that disparage, denigrate or malign the other Party or its Subsidiaries or Representatives.
6.Within ten (10) business days of the date of this Agreement, each of HMST and FSUN, and their respective Representatives (as defined in the Confidentiality Agreement), shall (i) return to the other party or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of the other party and (ii) confirm to the other Party such return and/or destruction in writing (email being sufficient), in each case, pursuant to and in accordance with the third paragraph of the Confidentiality Agreement. The Confidentiality Agreement remains and shall remain in full force and effect and this Agreement shall not constitute an amendment or waiver of any provision of the Confidentiality Agreement.
7.Each Party hereby represents and warrants to the other Parties that (a) such Party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of such Party (as applicable), (c) no other corporate proceedings on the part of such Party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such Party (assuming due authorization, execution and delivery by each other Party) and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

8.This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and duly approved by the Parties’ respective Boards of Directors or a duly authorized committee thereof (as applicable). Any agreement on the part of a Party to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expense; provided that FSUN shall make its previously agreed to expense reimbursement payment to HMST related to integration planning, consulting fees and related expenses.
10.The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each Party, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or an Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
11.Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties (as applicable) (which may be withheld by such other Party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by HMST, FSUN, Merger Sub and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
12.Sections 9.5, 9.7 through 9.10, 9.13 and 9.15 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.
[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
HOMESTREET, INC.
By:    /s/ Mark Mason
Name: Mark Mason
Title: Chief Executive Officer
FIRSTSUN CAPITAL BANCORP
By:    /s/ Neal E. Arnold
Name: Neal E. Arnold
Title: Chief Executive Officer
DYNAMIS SUBSIDIARY, INC.
By:    /s/ Mollie H. Carter
Name: Mollie H. Carter
Title: Chief Executive Officer

    [Signature Page to Mutual Termination Agreement]